Exhibit 10.4

AMENDMENT TO NOTE PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO THE NOTE PURCHASE AGREEMENT (the “Amendment”) is executed as of this 13th day of January, 2012 (“Effective Date”) by and between BLAST ENERGY SERVICES, INC., a Texas corporation (“Company”), and CENTURION CREDIT FUNDING LLC, a Delaware limited liability company (the “Centurion”). All capitalized terms used but not otherwise defined herein have the respective meanings given them in the Note Purchase Agreement. This Amendment supersedes and replaces the Term Sheet, dated December 2011, by and between the parties

W I T N E S S E T H

WHEREAS, on February 24, 2011, the Company and Centurion entered into that certain Note Purchase Agreement (the “Note Purchase Agreement”), together with the Transaction Documents referenced in the Note Purchase Agreement and defined therein, including: the First Tranche Promissory Note and the Second Tranche Promissory Note (individually each a “Promissory Note” and collectively, the “Promissory Notes”), the Royalty Payment Agreement, the Mortgages, the Security Agreement, Warrant Agreement (including the first and second amendments), and Intercreditor Agreement, and the Guarantee.

WHEREAS, concurrently with or prior to the execution of this Amendment, the Company, Pacific Energy Development Corp., a Nevada corporation ("PEDCO") and Blast Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of the Company ("Merger Sub"), entered into a Plan of Reorganization (as the same may be amended from time to time, the "Merger Agreement"), attached hereto as Exhibit A, providing for, among other things, the merger (the "Merger") of Merger Sub and PEDCO pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, the Company further entered into the Modification Agreement on December 22, 2011, with Solimar Energy, LLC (the “Modification Agreement”), whereby  certain outstanding liabilities were extinguished in exchange for the assignment of part of the Company's working interest in the Guijarral Halls assets, as further described in the Modification Agreement, for which Centurion has delivered a consent, dated December 20, 2011;

WHEREAS, in connection with the Merger, concurrently with or prior to the execution of this Amendment, the Company entered into a Debt Conversion Agreement (the “Conversion Agreement”), with Berg McAfee Companies LLC, a California limited liability company, and McAfee Capital LLC, a California limited liability company, attached hereto as Exhibit B;

WHEREAS, as a condition to its willingness to consummate the Merger , PEDCO has required that Centurion and the Company execute and deliver this Amendment;

WHEREAS, Centurion believes it shall derive substantial benefit from the consummation of the Merger and Conversion Agreement, and in order to induce PEDCO to consummate the Merger and for the Company to enter into the Conversion Agreement, Centurion is willing to make amendments to the Note Purchase Agreement and the other Transaction Documents; and

WHEREAS, the Company and Centurion desire to amend the Note Purchase Agreement on the terms and for the consideration set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Amendments to the Note Purchase Agreement  Subject to Section 4 hereof, the following amendments shall take effect upon the “Effective Merger Date,” as defined in the Merger Agreement.

a.	Under Section 3.2 Registration and Listing, the words in the second sentence “take all actions necessary” shall be replaced with “take reasonable actions.”

b.	The Company’s obligations under the second sentence of Section 3.4 Keeping of Records and Books of Accounts, and Section 3.5(f) Reporting Requirements shall apply only as it relates to the Collateral.

c.	Section 3.8 Reporting Status shall be deleted in its entirely and replaced with:

“The Company shall use commercially reasonable efforts to (i) timely file all reports required to be filed with the Commission pursuant to the Exchange Act, and (ii) not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.”

d.	Section 3.10 Distributions shall be deleted in its entirely and replaced with:

“The Company agrees that it shall not declare or pay any cash dividends to any holder(s) of the Company’s equity securities (or securities convertible into or exercisable for Common Stock).”

e.
The prohibition on Liens under Section 3.11 Prohibition on Liens shall be limited solely to the Collateral.  In furtherance thereof, (i) the first sentence of Section 3.11 shall be amended and restated to read in its entirety as follows: "The Company shall not, and shall not permit any of its Subsidiaries to, enter into, create, incur, assume, suffer or permit to exist any lien, security interest, mortgage, pledge, charge, claim or other encumbrance of any kind (collectively, "Liens") on or with respect to any of the Collateral, or file or permit the filing of, or permit to remain in effect any financing statement or other similar notice of any Lien with respect to any of the Collateral, other than Permitted Encumbrances."; and (ii) the definition of “Permitted Encumbrances” under Section 3.11 Prohibition on Liens shall include the following additional Section 3.11(e):

“, (e) or any Lien on any asset, hereafter acquire or an interest therein or any income or profit therefrom with respect to such assets, held by the Company or its Subsidiaries, other than a Lien on the Collateral.”

f.	Section 3.12 Prohibition on Indebtedness shall be deleted in its entirely and replaced with.

“The Company shall not, and shall not permit any Restricted Subsidiary (defined below) to, enter into, create, incur, assume, suffer, become or be liable for in any manner with respect to, or permit to exist, any Indebtedness secured by all or any portion of the Collateral, or guarantee, assume, endorse or otherwise become responsible for (directly or indirectly), any such Indebtedness, performance, obligations or dividends of any other Person, other than (i) Indebtedness existing on the date hereof and disclosed in Schedule 2.1(k) to Note Purchase Agreement, (ii) Indebtedness in favor of the Investor, and/or (iii) Indebtedness that is subordinate to the obligations of the Company to the Investor under the Notes and the other Transactions Documents pursuant to a subordination agreement in form and substance reasonably acceptable to the Investor.  “Restricted Subsidiary” shall mean Eagle Domestic Drilling Operations LLC and Blast AFJ, Inc.”

g.	Section 3.14 Transactions with Affiliates shall be deleted in its entirely and replaced with “intentionally deleted.”

h.	Section 3.15 No Merger or Sale of Assets, No Formation of Subsidiaries shall be deleted in its entirely and replaced with:

“The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly: (i) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any or all of the Collateral (other than inventory in the ordinary course of business), including without limitation to any newly created subsidiaries of the Company or any Restricted Subsidiaries; (ii) wind up, liquidate or, subject to the proviso in Section 3.17 below, dissolve or (iii) agree to do any of the foregoing.”

i.
Section 3.18 Maintenance of Assets shall be amended and restated to read in its entirety as follows: "The Company shall, and shall cause its Subsidiaries to, keep the Collateral in good repair, working order and condition, reasonable wear and tear excepted."

j.	Section 3.19 No Investments shall be deleted in its entirely and replaced with “intentionally deleted.”

k.	Section 3.20 Acquisition of Assets shall be deleted in its entirely and replaced with “intentionally deleted.”

l.
Section 3.21 Notice of Certain Events shall be amended and restated to read in its entirety as follows: "The Company shall promptly notify the Investor of any event or events that have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Collateral."

m.
Sections 3.22 Inspection, shall be amended and restated to read in its entirety as follows: "The Company, upon reasonable notice, shall permit Investor and its duly authorized representatives or agents to visit the Company's properties where any Collateral is located and inspect any of the Collateral or the Company's books and records (but only to the extent that such books and records relate directly to the Collateral), to examine and make copies of such books and records and to discuss the foregoing with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Investor may designate."

n.
 The first sentence of Section 3.23 Material Contracts, shall be amended and restated to read in its entirety as follows: "The Company shall, and shall cause each of its Restricted Subsidiaries to, comply with and perform all obligations required to be performed by them to date under any Material Agreement that relates to the Collateral."

o.
Subsection (a) of Section 3.24 Insurance, shall be amended and restated to read in its entirety as follows: "(a) have (i) all insurance policies sufficient for the compliance by each of them with all material government requirements and all Material Agreements, in each case only insofar as directly relates to the Collateral and (ii) insurance coverage on the Collateral in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and owning assets the same as or similar to the Collateral."  The remainder of Section 3.24 shall only relate to the Company’s insurance policies insofar as they are covering losses to the Collateral; the Company shall have no obligations to investor with respect to losses to, or insurance proceeds from, any of the Company’s assets or properties other than the Collateral.

p.	Section 3.25 Production Report and Lease Operating Statements. All references in this section to "Oil and Gas Properties" shall be revised to read "Collateral."

q.
Section 3.26 Operation and Maintenance of Properties. All references in this section to "Oil and Gas Properties" shall be revised to read "Collateral." In addition, (A) the phrase "and other material properties" shall be deleted each time it appears in subsection (a); (B) the phrase "property material to the conduct of its business" in subsection (b) shall be deleted and replaced with "Collateral"; (C) the phrase "and other material properties" in subsection (b) shall be deleted; (D) the phrase "and other material properties" shall be deleted from subsection (d); and (E) the phrase "property" in subsection (e) shall be replaced with "Collateral."

r.	Section 3.27 Title Information. The reference in this section to "Oil and Gas Properties" shall be revised to read "Collateral." The clause "or hereafter acquired" shall be deleted.

s.	Section 3.28 Gas Imbalances, Take-or-Pay or Other Prepayments The reference in this section to "Oil and Gas Properties" shall be revised to read "Collateral.".

t.	Section 3.29 Right of First Offer; Right of First Refusal shall be deleted in its entirely and replaced with “intentionally deleted.”

u.	The parties hereto acknowledge that the warrant, issued under Section 30 was issued by the Company and subsequently amended by the parties.

v.	Section 3.31 Liquidity shall be deleted in its entirely and replaced with “intentionally deleted.”

w.	The definition of “Oil and Gas Properties” under Section 4.3(b) Notes and Transaction Documents shall be revised to include only the Collateral .

2. Conversion and Securities Provisions of the Note Purchase Agreement.  The following additional amendment shall take effect upon the “Effective Merger Date,” as defined in the Merger Agreement.

a.
Optional Conversion. At any time after June 9, 2012  and prior to the Maturity Date (as defined in the respective Secured Promissory Notes), up to Fifty Percent (50%) of the outstanding principal amount, the Exit Fee (as defined in the Promissory Notes), and all accrued interest under the Promissory Notes (collectively, the “Conversion Amount”) shall be convertible at the option of Investor.  Upon a conversion, the Investor shall receive that number of shares of the Company’s Common Stock as is determined by dividing the Conversion Amount by 0.75 (the “Conversion Price”).  The Conversion Price reflects the reverse stock split set forth in the Merger Agreement, but, in the event that any subsequent stock split or similar event takes place (or in the event that the Promissory Notes are converted prior to the consummation of the reverse stock split contemplated by the Merger Agreement), appropriate adjustment will be made to the Conversion Price. No fractional shares shall be issued upon conversion; in lieu of the Company issuing any fractional shares to Investor upon the conversion, the Investor shall receive one whole share of Common Stock for any fractional interest.  Before Investor shall be entitled to convert this Note into shares of Common Stock under this section, it shall surrender the applicable Promissory Note(s), duly endorsed, at the office of the Company and shall give written notice to the Company at its principal corporate office, of the election to convert the same pursuant to this Section, and shall state therein the Conversion Amount to be converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued (the “Notice of Conversion”).  Subject to the additional restrictions above, Investor may not tender a Notice of Conversion more than one time every thirty (30) days.  The Company or the Company’s transfer agent shall, within five (5) business days after receive of a Notice of Conversion, issue and deliver at such office to Investor a certificate or certificates for the number of shares of Common Stock to which Investor shall be entitled upon conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company), together with a replacement Note (if any principal amount, Exit Fee or accrued interest is not converted).  The conversion shall be deemed to have been made immediately prior to the close of business on the date of receipt of the Notice of Conversion, and the Person or Persons entitled to receive the shares of Common Stock upon such conversion shall be treated for all purposes as the record Investor or Investors of such shares of Common Stock as of such date.

b.
Waiver of Conversion Limit.  The Company may, at its sole discretion, upon written notice, waive the Investor’s 50% limit of conversion described above, in which case the Investor would have the option to convert up to 100% of the outstanding principal amount, Exit Fee (as defined in the Promissory Notes), and all accrued interest under the Promissory Notes.

c.
Default at Maturity.  If the Company fails to satisfy all amounts due under  the Secured Promissory Note(s) at the Maturity Date, the Investor shall thereafter have the option to convert the entire amount of the outstanding principal amount, Exit Fee (as defined in the Promissory Notes), and all accrued interest under the Secured Promissory Notes on the terms set forth herein, provided that such right to convert shall terminate if and to the extent the Company thereafter satisfies such obligations.

d.
Beneficial Ownership.  Notwithstanding the foregoing sections above, the Company shall not effectuate any conversion of the Promissory Note(s), and Investor of the Promissory Note(s),  shall not have the right to convert any portion of the Promissory Note(s), to the extent that after giving effect to such conversion, the Investor (together with the Investor’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock of the Company outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Investor and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Promissory Note(s), with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of the Promissory Note(s),  beneficially owned by the Investor or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Investor or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this section, beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act.  For purposes of this section, in determining the number of outstanding shares of Common Stock, the Investor may rely on the number of outstanding shares of Common Stock as reflected in (x) if the Company is required to file reports pursuant to the 1934 Act, the Company’s most recent Form 10-K, Form 10-Q, Form 8-K or other public filing with the Securities Exchange Commission, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent (if the Company is using a Transfer Agent) setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Investor, the Company shall within one (1) Business Day confirm orally and in writing to the Investor the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Promissory Note(s), by the Investor or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  By written notice to the Company, the Investor may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99%; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Investor and not to any other holder of Promissory Note(s).

3. Consents and Waivers to the Note Purchase Agreement.  Centurion hereby provides the following waivers and consents, as of the Effective Date of this Amendment.

a.
Notwithstanding any provision in any Transaction Document, Centurion hereby consents to the Merger Agreement and the Modification Agreement and all of the transactions contemplated thereby.The Company reaffirms its obligations to Centurion under the Transaction Documents, which shall remain in full force and effect. After reasonable investigation, the Company is unaware of any defaults under the Transaction Documents.  Notwithstanding the foregoing, however, Centurion hereby waives any past or existing defaults, known or unknown, under the Transaction Documents provided that such waiver does not constitute an agreement to waive any past due payment obligations of Interest thereunder nor an agreement to waive in the future any term or covenant of the Note Purchase Agreement or any related Transaction Documents, other than as explicitly stated herein.

b.
Centurion hereby consents to the sale by the Company of its blast drilling rig asset, including but not limited to the abrasive mixing unit manufactured by ANT of Lubeck, Germany, the formation access tool, and the Burney control computer located in control cab on the blast drilling rig, and the use of the proceeds therefrom to repay amounts owed to PEDCO.

4. Covenant. The Company believes that PEDCO will derive substantial benefit from the consummation of the Merger Agreement.  The Company covenants and agrees to cause PEDCO to execute and deliver to Centurion a Guaranty in the form attached hereto as Exhibit D  (the “Guaranty”) prior to or concurrently with the Effective Merger Date.   Notwithstanding anything else contained herein to the contrary, the amendments set forth in Section 1 hereto shall not be effective until such Guaranty has been executed and delivered to Centurion.

5. Representations and Warranties.

a.
The Company has the requisite corporate power and authority to enter into and perform this Amendment in accordance with the terms hereof.  The execution, delivery and performance of this Amendment by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, no further consent or authorization of the Company, its Board of Directors, stockholders or any other third party is required.  When executed and delivered by the Company, this Amendment shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

b.
Centurion has the requisite corporate power and authority to enter into and perform this Amendment in accordance with the terms hereof.  The execution, delivery and performance of this Amendment by Centurion and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, no further consent or authorization of Centurion, its Board of Directors, stockholders or any other third party is required.  When executed and delivered by Centurion, this Amendment shall constitute a valid and binding obligation of Centurion enforceable against Centurion in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

6. Limited Effect.  Except as amended hereby, the Note Purchase Agreement shall remain in full force and effect, and the valid and binding obligation of the parties thereto.

7. Expenses.  Each party shall pay its own fees, costs and expenses incurred in connection with this Amendment.

8. Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to conflicts of law principles) as to all matters, including validity, construction, effect, performance and remedies of and under this Amendment.

9. Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person; provided however that PEDCO shall be a deemed to be a third party beneficiary to all of the Company's rights and remedies hereunder.

10. Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto, have caused this First Amendment to Note Purchase Agreement to be duly executed and delivered as of the date first written above.

BLAST ENERGY SERVICES, INC.	CENTURION CREDIT FUNDING LLC

By: /s/ Roger P. (Pat) Herbert	By: /s/ David Steinberg
Name: Roger P. (Pat) Herbert	Name: David Steinberg
Title: President	Title: Authorized Signatory

EXHBIT A:  MERGER AGREEMENT
EXHIBIT B: CONVERSION AGREEMENT